Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-45

DYNEGY HOLDINGS INC. COMPLETES EXCHANGE OFFER

FOR 8.375% SENIOR UNSECURED NOTES DUE 2016

HOUSTON (September 14, 2006) – Dynegy Inc. (NYSE: DYN) today announced that Dynegy Holdings Inc., the company’s wholly owned subsidiary (“DHI”), has completed its exchange offer of $1,046.834 million aggregate principal amount of its 8.375% Senior Unsecured Notes due 2016 registered under the Securities Act of 1933 (the “New Notes”) for all $1,046.834 million aggregate principal amount of its outstanding 8.375% Senior Unsecured Notes due 2016 issued in private offerings in April 2006 and July 2006 (the “Old Notes”).

As of the scheduled expiration time of 5:00 p.m., New York City time, on September 13, 2006, $1,046.834 million of aggregate principal amount, or 100%, of the Old Notes were tendered and accepted for exchange for New Notes by DHI.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The exchange offer was made solely by means of DHI’s prospectus, dated August 11, 2006, with respect to the exchange offer and the related letter of transmittal. The exchange agent for the exchange offer was Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1615, Attn: Alisha Clendaniel, (302) 636-6470.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

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